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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Boston Private Financial Holdings, Inc.:

        We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-116511) and Forms S-3 (No. 333-85232 and 333-123327) of Boston Private Financial Holdings, Inc. (the "Company") of our report dated April 1, 2005, with respect to management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which report appears in the December 31, 2004 annual report on Form 10-K/A of the Company.

        Our report dated April 1, 2005, on management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004, contains an explanatory paragraph that states that the Company acquired KLS Professional Advisors Group, LLC ("KLS"), and management excluded from its assessment of the effectiveness of the Company's internal control over financial reporting as of December 31, 2004, KLS's internal control over financial reporting.

/s/  KPMG LLP

Boston, Massachusetts
April 1, 2005

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  Exhibit 23.1